EXHIBIT 6.5

                                    AGREEMENT

     THIS AGREEMENT ("Agreement") is made and entered into this 14 of July, 1994 by and between Executive Video Systems, Inc. a Maryland Corporation with offices at 5361 West Del Rio Drive, Chandler, Arizona 85226 ("EVS"), Larry Weinstein and Sam Whitlock (the "EVS Stockholders") and Advanced Gaming Technology, Inc., a Wyoming Corporation with offices at 7373 North Scottsdale Road, Suite D222, Scottsdale, Arizona 85253 and 1818-701 West Georgia Street, Vancouver, British Columbia, Canada ("AGT").

     WHEREAS, AGT is in the business of supplying bingo halls ("AGT Halls") with
electronic  bingo  devices,   fixed  video  systems  and  stand  alone  handsets
("Handsets"); and

     WHEREAS, EVS presently has contracts with five bingo halls ("Existing Locations") with its proprietary fixed video systems installed as noted on Schedule A affixed hereto; and

     WHEREAS, EVS also has been marketing new hall locations ("Eminent Halls") as noted on Schedule B hereto, a majority of which it anticipates will become Existing Locations; and

     WHEREAS, AGT wishes to market the EVS System (as hereafter defined) to the exclusion of the fixed video systems it presently is using which EVS has agreed to in accordance with the terms of this Agreement. In addition, AGT desires to exclusively market the EVS System in the North American continent.

     Now, therefore, in consideration of the mutual promise of the parties hereto and other good and valuable consideration the parties agree as follows:

     1. Granting of License

     Subject to the payment of all fees due hereunder, EVS hereby grants to AGT and AGT hereby accepts an exclusive and nontransferable (except with EVS' written consent) license to use the EVS System (including all executable files, exclusive of source codes, for bingo, speed bingo, poker, Keno, including modifications and upgrades) during the term hereof and to grant sublicenses (the "License"). Any sublicenses granted hereunder shall be on terms and conditions consistent with this Agreement.

     2. Term

     Unless otherwise terminated or canceled as provided herein, this License shall be for a term of three years ("Term") with an Option to renew for five (5) additional three year

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periods.  The Option to renew will  automatically  apply unless the Agreement is terminated pursuant to paragraph 15 hereof. However, the Option to renew shall not be applicable if EVS receives a bona fide third party offer to purchase the assets of EVS or 100% of the outstanding stock of EVS. If EVS does receive a third party offer, AGT shall have fifteen days, from the date of written notice, to agree to match the terms of said offer.

     3. Best Efforts

     AGT hereby covenants to use best efforts to promote and market the EVS System to new customers and to existing customers ("New Halls").

     4. Distribution

     The parties hereto agree that EVS is entitled to revenues generated from the sublicensing of the EVS system, worldwide, as follows:

          A. Fifty percent (50%) of the gross monies received by AGT from Eminent Halls;

          B. Thirty-five percent (35%) of the gross monies received by AGT from New Halls in North America; and

          C. Five percent (5%) of the gross monies received by AGT from New Halls other than those described in A or B of this paragraph four.

     5. Marketing

     EVS will notify AGT of any leads resulting from previous marketing efforts of EVS exclusive of Eminent Halls. AGT hereby covenants to pursue these leads in a timely and efficient manner.)

     6. Training

     EVS will thoroughly and completely train any employees, officers, directors or agents of AGT in the use, maintenance, manufacture and installation of the EVS System. All expenses of the training will be paid by AGT. EVS will provide AGT with complete owner/operator manuals and a guide for any trouble shooting which needs to be done on the EVS System.

     7. Leads

     Within sixty (60) days of receiving the lead, AGT will supply all necessary monies which may be needed for the equipment required for EVS to perform the terms and conditions of this Agreement so as to meet any reasonable deadline established by an Eminent

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Hall or a New Hall. If this  Paragraph 7 is not met on a timely  basis,  EVS may proceed directly with the lead and, as to that lead, no monies will be due AGT under this Agreement. However, the terms of this Agreement will remain in full force and affect for any other potential leads. AGT will bear the cost of any replacement hardware necessary to maintain the EVS system in a good and working manner.

     8. Equipment Purchase

     AGT shall be entitled to purchase any equipment independent of EVS provided it meets specifications necessary for the EVS System to operate efficiently. AGT shall also be entitled to pay any vendors on a direct basis with all receipts and purchase documents being the property of AGT.

     9. Storing of Equipment

     Any equipment purchased by AGT may be stored at a location at AGT's choice, including existing space utilized at Cactus Bingo Supply ("Cactus"), 3210 East Roeser Road, Suite 15, Phoenix, Arizona 85040, provided however, such space is readily and conveniently located for accessibility by EVS employees. Storage space at Cactus is limited to no more than forty-eight (48) total terminals and all related components and cabinets and will be provided at no cost to AGT.

     10. Marketing

          A. AGT covenants to be responsible for all marketing and sales activity for the EVS System and all costs associated with such activity.

          B. EVS covenants to be responsible for all manufacturing, installation, and maintenance activity for the EVS System and all costs associated with such activity, exclusive of international duties, tariffs, taxes and international shipping charges prorated based on distance from international border to destination.

     11. Inventory

     AGT agrees to purchase the following inventory from EVS for the sum of $10,527.00. All costs associated with delivery and training shall be the responsibility of AGT and reimbursable to EVS I within 14 days from the date of departure of EVS employees from Vancouver.

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          A.  One  (1)  complete   demonstration   system  with  all  peripheral
     equipment, executable files and four (4) player terminals;

          B. AGT shall deposit $10, 527.00 into an escrow account with EVS's attorneys, Houlon & Berman, to be released to EVS upon completion of delivery, assembly and presentation of original invoices to AGT.

     11. 1. AGT agrees to further purchase the following inventory at cost, from EVS upon verification of inventory, but no later than 30 days from date of execution of this Agreement, in US Funds, totaling $50,500.00.

          A. Forty (40) player terminals and all related components, plus 4 additional light pens.

          B. Ten (10) custom cabinets.

          C. (1) 486 Server and Touch screen with 2 VGA NTSC Video Cards.

          D. Ethernet repeater

     12. Stock Option

          A. At any time during the Term of this Agreement, AGT shall have the right to purchase, from the EVS Stockholders, outstanding stock of EVS (the "Option"). At least ninety (90) days prior to the date upon which the Option is to be exercised, AGT shall deliver to the EVS Stockholders written notice of its intent which shall specify the date and time for the transfer of the shares. The purchase price ("Purchase Price") shall be determined as follows:

               i. If AGT shall  exercise this Option  during the initial  twelve
          (12) month period of this Agreement, the Purchase Price shall equal to $1,000,000.00 or $1,000.00 per share and shall be paid as described below in either (a) or (b):

                    (a)(i) Five Hundred Thousand  Dollars  ($500,000.00) in cash or cash equivalent on the date the Option is exercised; and

                    (ii) A  promissory  note  in the  principal  amount  of Five
               Hundred Thousand ($500,000.00) at eight percent (8%) interest payable in twelve (12) equal monthly installments of $43,494.23. The note will be secured by stock of AGT. Said stock shall be nonrestricted and publicly traded.

                    (iii) For a period of one (1) year from the date the  Option is exercised, EVS will consult, advise, assist, and train the employees of AGT in the operation of the EVS System.

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               The EVS  Shareholders  will receive  500.00 per day plus expenses for each full business day their resources are needed.

               ii. If AGT shall  exercise  the Option  after the initial  twelve
          (12) month period of this Agreement, but prior to the end of the 24th month of this Agreement, the Purchase Price shall equal $1,500,000.00 and shall be paid as follows:

                    (a) Seven Hundred Fifty Thousand  Dollars  ($750,000.00)  in
               cash or cash equivalent on the date this Option is exercised; and

                    (b) A  promissory  note in the  principal  amount,  of Three
               Hundred Seventy Five Thousand Dollars ($375,000.00) at eight percent (8%) interest payable in twenty four (24) equal monthly installments of $16,960.22; and

                    (c) Stock in AGT with a current market value of $375,000.00.
               Said stock must be registered, unrestricted and freely tradable in either the New York, American or NASDAQ Exchange. The value of the stock is to be determined based on a 20 day average of the trading price (for the 20 days prior to the date of the exercise of the Option) less a discount of fifteen percent (15%).

               iii. If AGT shall exercise the Option after the initial (24) month period of this Agreement, but prior to the end of the 36th month of this Agreement, the Purchase Price shall equal $2,000,000.00 and shall be paid as follows:

                    (a) One Million Dollars ($1,000,000.00) in cash or cash equivalent on the date this Option is exercised; and

                    (b) A  promissory  note in the  principal  amount  of,  Five
               Hundred Thousand Dollars ($500,000.00) at eight percent (8%) interest payable in twenty four (24) equal monthly installments of $22,613.63; and

                    (c) Stock in AGT with a current market value of $500,000.00.
               Said stock must be registered, unrestricted and freely tradable in either the New York, American or NASDAQ Exchange. The value of the stock is to be determined based on a 20 day average of the trading price (for the 20 days prior to the date of the exercise of the Option) less a discount of fifteen percent (15%).

                                       5

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          B. If AGT shall desire to exercise the Option,  upon  notifying EVS of said intention, AGT shall deposit Twenty-Five Thousand Dollars ($25,000.00)
     into  an  escrow  account  with  EVS'  attorneys,   Houlon  &  Berman  (the
     "Deposit"). The Deposit shall be applied towards the cash or cash equivalent required at the time of exercise of the Option.

          C. The Option discussed herein may also be exercised by AGT by purchasing all of the assets of EVS. The terms of the sale of the assets shall be the same as described herein in paragraph 12.

     13. Royalties

     If, pursuant to the Option, AGT does acquire the outstanding stock of EVS, as additional compensation under this Agreement, EVS or its assigns shall receive continuing royalties equal to three percent (3%) of gross revenues received by AGT from the EVS System. All monies due under this paragraph thirteen shall be paid within fifteen days of the end of each month and shall be accompanied by the necessary financial statements. The obligation of this paragraph thirteen shall continue for a period of ninety nine (99) years. If, after the acquisition of EVS stock by AGT or their assigns, the stock or assets of AGT are sold, any sale of said stock or assets shall contain a requirement that the obligation of this paragraph 13 shall continue.

     14. Monies from Eminent Halls

     In the event AGT does not exercise the Option nor does it renew this Agreement beyond the initial Term, AGT shall pay an amount equal to twenty-five (25%) percent of the gross revenues received from all Eminent Halls for a period of three years from the final effective date of this Agreement. The requirement of this paragraph 14 shall be due regardless of any system being used by AGT at the Eminent Halls.

     15. Termination or Cancellation

          A. EVS may terminate or cancel this Agreement anytime and the License granted herein if:

               1. AGT fails to materially pay any and all monies due EVS hereunder;

               2. AGT is in default of any provision hereof and such default has not been cured within thirty (30) days after EVS gives AGT written notice;

               3. AGT becomes insolvent or seeks voluntary or involuntary protection under any bankruptcy law.

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

          In the event of a termination or cancellation, EVS may:

                    (i) declare all amounts owed hereunder to be immediately due and payable;

                    (ii) require AGT to cease any further use or marketing of the EVS System provided that such restriction does not affect AGT's ability to operate the EVS Systems that have already been installed;

                    (iii) cease performance of all of EVS' obligations hereunder without any liability to AGT.

          B. EVS may terminate or cancel this Agreement, at the end of any three
     (3) year term if AGT has not successfully placed 250 player terminals during the previous three (3) year term.

          C. AGT may terminate or cancel this Agreement if:

               1. EVS becomes insolvent or seeks voluntarily or involuntarily protection under any bankruptcy law;

               2. EVS is unable to market the EVS System to a third party infringement action.

               3. If AGT terminates this Agreement pursuant to paragraph 15, the terms of paragraph 14 herein shall survive.

     16. Damages

     In no event shall EVS be liable or responsible to AGT or their sublicensees for any indirect, special or consequential damages, lawsuits or lost profits arising out of or related to this Agreement.

     17. Taxes

     AGT shall pay all taxes on or in any way measured by this Agreement including, but not limited to personal property taxes, if any.

     18. Warranties and Representations of EVS

     EVS warrants and represents, the following:

     18.1 Corporate Organization. EVS is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland, is duly qualified to do business in said State, and has full power and authority to carry on its current business.

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     18.2 Corporate  Authority.  The execution and delivery of this Agreement to
AGT and the carrying out of the provisions hereof have been duly authorized by the Board of Directors of EVS and authorized by EVS' shareholders.

     18.3 Noninfringement. The EVS System in whole or in part, does not infringe any patents, copyrights, trade secrets, trademarks or other proprietary rights of any third parties.

     18.4 Proprietary Rights. The EVS System is full force and has no liens, claims, proceedings or causes of action which in any way affect the validity or enforceability of such EVS System.'

     18.5 Litigation. There is no suit or action, or legal, administrative, arbitration or other proceeding or governmental investigation affecting EVS, or to the best knowledge and belief of EVS, threatened against EVS which materially or adversely affects the business of EVS.

     18.6 Effect of Agreement. The terms and conditions of this Agreement and all other instruments and agreements to be delivered by EVS to AGT pursuant to the terms and conditions of this Agreement are valid, binding and enforceable against EVS in accordance with their terms, subject only to the applicable bankruptcy, moratorium and other laws generally affecting the rights and remedies of creditors.

     19. Warranties and Representations of AGT

     AGT warrants and represents, the following:

     19.1 Corporate Organization. AGT is a corporation duly organized, validly existing and in good standing under the laws of the State of Wyoming, is duly qualified to do business in said State, and has full power and authority to carry on its current business.

     19.2 Corporate Authority. The execution and delivery of this Agreement to EVS and the carrying out of the provisions hereof have been duly authorized by the Board of Directors of AGT and authorized by AGT's shareholders.

     19.3 Binding Nature. This Agreement shall be, when duly executed and delivered, a legal and binding obligation of AGT, enforceable in accordance with its terms.

     19.4 Representations and Warranties. No representation or warranty by AGT in this Agreement contains or will contain any untrue statement or omissions, or will omit to state a material fact necessary to make the statements contained herein not misleading. All

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

representations and warranties made by AGT in this Agreement shall be true and correct as of Closing with the same force and effect as if they had been made on and as of such date.

     19.5 Litigation. There are no pending, or to the best knowledge and belief of AGT, threatened actions or proceedings before any court or administrative agency or other authority which might or will materially or adversely affect AGT's ability or right to perform all of AGT's obligations hereunder.

     20. EVS Indemnification

     EVS covenants and agrees to defend, indemnify and hold AGT harmless against loss, damage, claim of third parties' actions, suits, demands, judgment or expenses (including legal and other fees), costs and charges incurred or sustained by AGT as a result of or attributable, in whole or in part, to any misrepresentation or breach of any representation, warranty, covenant or agreement herein, given or made by EVS.

     21. AGT Indemnification

     AGT covenants and agrees to defend, indemnify and hold EVS harmless against loss, damage, claim of third parties' actions, suits, demands, judgment or expenses (including legal and other fees), costs and charges incurred or sustained by EVS as a result of or attributable, in whole or in part, to any misrepresentation or breach of any representation, warranty, covenant or agreement herein, given or made by AGT.

     22. Arbitration

     In the event a dispute is unable to be settled directly between the parties herein, after thirty days notice of one party to the other, either party may refer the matter to arbitration and thereafter, the parties agree that the matter will be settled by binding arbitration in accordance with the arbitration rules of the American Arbitration Association.

     23. No Competition

     No parties shall have any interest, direct or indirect in any competitive company or system. This paragraph 23 shall include all officers, directors and key employees of AGT. However, notwithstanding the terms of this paragraph 23 any relationships which may exist on the day this Agreement is executed, shall not be subject to the terms of this Paragraph 23. Notwithstanding the,terms of Paragraph 23, EVS has a right to operate Existing Halls independently and with no financial or other obligations to AGT. Those Existing Halls are those

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halls listed on Schedule A hereto. A situation will not be deemed as competitive if EVS does not possess the capability to develop modifications to the work as a whole or does not substantially cooperate to develop such modifications.

     24. Payment

     All monies due EVS under paragraph 4 of this Agreement, shall be due and payable within fourteen days of receipt of said funds by AGT. The parties hereto agree that if AGT fails to meet the conditions of this paragraph 24, an independent third party shall be appointed to review AGT's financial situation and to distribute the money in accordance with the terms of this Agreement. This cost of administering this distribution and review will be shared by the parties in the same percentage as gross revenues are shared.

     25. System Modifications

     EVS shall provide to AGT, any corrections, revisions or modifications to the EVS System at no cost to AGT so long as such revisions or modifications do not alter the work as a whole. AGT may require versions to be developed that does alter the EVS System as a whole and EVS covenants to use best efforts to develop such versions with the new resources (including financial) to be provided by AGT.

     26. Hardware

     The Parties understand that all hardware is owned by AGT and the executable files contained on the hard disk of the server are the property of AGT during the term of this Agreement. EVS may not interfere with the operation of any EVS System at any location as long as this Agreement is in effect.

     27. Notice

     Any notice that is to be delivered under this Agreement shall be delivered first class mail and addressed as follows:

     28. Governing Law

     The parties hereto agree to this Agreement shall be governed by the laws of the state of Maryland.

     29. No Partnership

     The parties hereto agree that nothing contained herein shall serve as to create a partnership between the parties.

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     30. Counterpart

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

     31. Prior Agreement

     This Agreement supersedes all prior agreements between the parties with regards to the subject matter hereof.

     32. Binding Nature

     This Agreement shall be binding upon and enure to the benefits of the parties hereto and their respective heirs and assigns.

     33. Time of Essence

     For purposes of this Agreement, time shall be of the essence.


     IN WITNESS WHEREOF, The parties have executed this Agreement the date and your first above written.



WITNESS:                                   EXECUTIVE VIDEO SYSTEMS, INC.



---------------------------------          BY: ---------------------------------




                                           ADVANCED GAMING TECHNOLOGY, INC.



---------------------------------          BY: ---------------------------------



WITNESS:



---------------------------------              ---------------------------------
                                               Larry Weinstein



---------------------------------              ---------------------------------
                                               Sam Whitlock

                                       11

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                                 PROMISSORY NOTE


$200,000.00                                                    February 12, 1996


     For value received, ADVANCED GAMING TECHNOLOGY, INC. (the "Maker") promises to pay to the joint order of LAWRENCE WEINSTEIN and SAM WHITLOCK or their assigns (the "Noteholder") TWO HUNDRED THOUSAND DOLLARS and 00/100 ($200,000.00) together with interest, from the date hereof at the rate of Eight percent (8%) per annum on the unpaid portion of this Note, payable in Eighteen (18) equal monthly installments of ELEVEN THOUSAND EIGHT HUNDRED TWENTY EIGHT DOLLARS and 06/100 ($11,828.06) beginning on March 12, 1996 and continuing on the 12th day of each month until paid. All monies due under this Note will be due and payable on or before August 12, 1997 (the "Maturity Date").

     And it is expressly agreed that if default be made in the payment of any one of the aforesaid installments is uncured for five (5) days after written notice thereof all payments including unpaid principal and interest shall be accelerated and shall become due and payable immediately, time being of the essence of all installments due under this obligation.

     In addition, upon the happening of any one of the following events, this Note shall become at once due and payable without notice, presentment or demand of payment:

          1. The insolvency of, or the execution of an assignment to the benefit of creditors or of the appointment of a receiver of the, property of the Maker.

          2. The filing of the petition of bankruptcy by or against the Maker or the commencement of any proceeding in bankruptcy or any acts relating to the relief of debtors or to the relief or adjustment of any indebtedness of the Maker, either through reorganization, composition, extension or otherwise or for the attachment of credit or property of the Maker.

     Upon a default in the payment of any amounts due under this Note, and such default continues for two (2) consecutive months, the Noteholder may apply as a setoff against any amount due under the Note, any monies being held or collected by Noteholder on behalf of the Maker pursuant to Paragraph 8(b)(i) of the Agreement of Sale dated February 9, 1995.

     No delay or failure on the part of the Holder to exercise any power or right shall be deemed continuous, nor shall a partial exercise preclude full exercise thereof; and no right or remedy of the Holder shall be deemed abridged or modified by any course of conduct, and no waiver

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

thereof shall be predicated thereon, nor shall failure to exercise any such power or right subject the Holder to any liability.

     The right is reserved to prepay at any time without penalty or premium all or any part of the principal hereof.

     The Makers jointly and severally hereby authorize and empower any Court of Record or any attorney at law to enter judgment by confession upon the occurrence of any default, hereunder by Makers against Maker in favor of the Holder hereof, for the principal balance and all accrued interest due hereunder plus costs, including reasonable attorney's fees, expressly waiving summons or other process, and do further consent to the immediate execution of said judgment, expressly waiving benefit of all exemption laws.


                                           ADVANCED GAMING TECHNOLOGY, INC.



---------------------------------          BY: ---------------------------------
                                               Firoz Lakhani, President




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